Exhibit 10(e)

EMERSON ELECTRIC CO.
PENSION RESTORATION PLAN
As Amended and Restated Effective October 6, 2015
(2015 Document)

WHEREAS, Emerson Electric Co. (“Company”) previously adopted the Supplemental Executive Retirement Plan (“Plan”) to provide for the payment of a competitive retirement income and thereby attract and retain selected executives; and
WHEREAS, the Company retained its right to amend the Plan pursuant to Section IX.G. herein; and
WHEREAS, the Company previously amended and restated the Plan effective as of January 1, 2005, to incorporate the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, with respect to amounts earned or vested under the Plan on or after January 1, 2005, and to change the name of the Plan to the Emerson Electric Co. Pension Restoration Plan; and
WHEREAS, deferrals and credits earned and vested as of December 31, 2004 shall be “grandfathered” and governed by the Pre-2005 Plan document as in effect as of December 31, 2004; and
WHEREAS, the Company desires to further amend the Plan to (i) provide Participants with an opportunity to elect a lump sum benefit; (ii) provide a pre-retirement death benefit for unmarried Participants; and (iii) reflect the assumptions to be used in determining the actuarial equivalent of each Participant’s accrued benefit that is payable in a lump sum.
NOW, THEREFORE, with respect to amounts earned or vested under the Plan on or after January 1, 2005, the Plan is amended and restated, effective October 6, 2015, to read as follows:
SECTION I
DEFINITIONS
A.    “Beneficiary” means the Beneficiary designated by the Participant to receive a death benefit under the Plan.
B.    “Change of Control” means a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation under

Code Section 409A to the fullest extent allowed by such Section and the regulations promulgated thereunder.
C.    “Code” means the Internal Revenue Code of 1986, as amended.
        D.    “Committee” means the Compensation Committee of the Board of Directors of the Company.
E.    “Company” means Emerson Electric Co., a Missouri corporation.
F.    “Employee” means an Employee of an Employer.
G.    “Employer” means the Company and any of its subsidiaries or affiliates which has, with the consent of the Board of Directors of the Company, adopted the Plan.
H.    “Employment” means employment with an Employer.
I.    “Normal Retirement Benefit” means the normal retirement benefit to which a Participant is entitled under Section 5‑1 of the Retirement Plan, computed without regard to the limitations of Section 18.6 of the Retirement Plan and without regard to the limitation on the amount of compensation which may be taken into account under Section 401(a)(17) of the Code and by adding to compensation for each calendar year the amount which the Participant elected to defer under the Emerson Electric Co. Savings Investment Restoration Plan for such year.
J.    “Normal Retirement Benefit Under the Retirement Plan” means the Normal Retirement Benefit to which a Participant is entitled under Section 5‑1 of the Retirement Plan as limited by Section 18.6 of the Retirement Plan and by the amount of compensation which may be taken into account under Section 401(a)(17) of the Code.
K.    “Participant” means an Employee eligible to participate in the Plan pursuant to Section II.
L.    “Plan” means this Emerson Electric Co. Pension Restoration Plan.
M.    “Retirement Plan” means the Emerson Electric Co. Retirement Plan.
N.    “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder.
O.    “Surviving Spouse” means the surviving spouse of a deceased Participant to whom such Participant had been married for at least one full year as of the date of the Participant’s death.

P.    “Survivor Benefit” means a monthly benefit for the life of the Surviving Spouse equal to 50% of the monthly benefit to which the Participant would be entitled computed as if the Participant commenced receiving benefits on the date of his death in the form of a straight life annuity of equivalent actuarial value to the benefit accrued under Section III‑A using the same actuarial assumptions as are used in computing equivalent actuarial values under the Retirement Plan.
SECTION II
ELIGIBILITY
Participation in the Plan shall be limited to those Employees whom the Committee selects by written notice to the Participant.
SECTION III
BENEFITS
A Participant who terminates Employment with a vested benefit under the Retirement Plan shall receive a monthly benefit under the Plan which, when expressed as a straight life annuity with sixty (60) monthly payments guaranteed, is equal to the sum of his Normal Retirement Benefit reduced by the sum of his Normal Retirement Benefit Under the Retirement Plan and his benefit under the Emerson Electric Co. Pension Restoration Plan (Pre-2005 Document), expressed as a straight life annuity with sixty (60) monthly payments guaranteed..
SECTION IV
TIME AND FORM OF PAYMENTS
A.    Except as otherwise provided herein, the benefit payable under Section III shall commence on the first day of the month coincident with or next following the later of (a) the date the Participant attains age 65 or (b) the date the Participant terminates Employment. The benefit shall be payable for the life of the Participant with sixty (60) monthly payments guaranteed. If the Participant dies prior to receiving sixty (60) monthly payments, the unpaid installments shall be paid to his Beneficiary.
B.    Notwithstanding Section IV‑A, if the benefit becomes payable due to the Participant’s termination of Employment and such Participant is a Specified Employee, payment of such benefit shall be made or commence on the first day of the seventh month immediately following the Participant’s termination of Employment if such date is later than the date such deferred amounts would otherwise be paid or commence to be paid.

C.    Notwithstanding Section IV‑A, a Participant may make a written election before any annuity payment has been made to change the form of payment from the designated life annuity to a type of annuity set forth in Appendix A attached hereto, provided that the annuities are actuarially equivalent applying reasonable actuarial methods and assumptions and retain the same scheduled date for the first annuity payment. For purposes of this Section IV-C, a joint and survivor annuity will not fail to be treated as actuarially equivalent to a single life annuity due solely to the value of a subsidized survivor annuity benefit, provided that the annual lifetime annuity benefit available to the participant under the joint and survivor annuity is not greater than the annual lifetime annuity benefit available to the service provider under the single life annuity, and provided that the annual survivor annuity benefit is not greater than the annual lifetime benefit available to the participant under the joint and survivor annuity.
D.    Notwithstanding Section IV-A, a Participant may make a written election no later than 12 months prior to his termination of Employment to change the form of payment from the designated life annuity under Section IV-A to a lump sum payment. Payment of the lump sum shall occur on the five-year anniversary of the date the life annuity would have otherwise commenced under Section IV-A (and taking into account any delay that would have been required under Section IV-B). The amount of the lump sum payment shall be based on (1) the Participant’s age on the date of the lump sum payment and (2) the discount rate and mortality assumptions used for financial reporting purposes with respect to U.S. retirement plans as set forth in the Company’s Annual Report on Form 10-K that most recently precedes the date of the lump sum payment. In the event the Participant’s Employment terminates within 12 months of making an election under this Section IV-C, such election shall be invalid and payment of Participant’s benefit shall be made in accordance with the applicable provisions of this Section IV.
E.    Notwithstanding Section IV-A, an Employee may make a written election prior to the calendar year in which he becomes a Participant in the Plan to receive his accrued benefit under the Plan in a single lump sum payment in lieu of the designated life annuity under Section IV-A. The amount of the lump sum payment shall be based on (1) the Participant’s age on the date of the lump sum payment and (2) the discount rate and mortality assumptions used for financial reporting purposes with respect to U.S. retirement plans as set forth in the Company’s Annual Report on Form 10-K that most recently precedes the date of the lump sum payment and paid to Participant on the same date the life annuity would have otherwise commenced under Section IV-A (and taking into account any delay that would have been required under Section IV-B). In the absence of such an election, the Participant’s accrued benefit shall be distributed in accordance with Section IV-A, unless Section IV-C or IV-D becomes applicable.
SECTION V
PRE-RETIREMENT DEATH BENEFIT
A.    If a Participant dies in Employment leaving a Surviving Spouse, such Spouse shall receive the Survivor Benefit. Payment of the Survivor Benefit shall commence on the earliest date that the pre-retirement death benefit under the Retirement Plan could commence.
B.     If a Participant dies in Employment without a Surviving Spouse, such Participant’s estate shall receive a lump sum death benefit equal to the actuarial equivalent of the amount a hypothetical spouse of the deceased Participant would have received (assuming the same date of birth for the hypothetical spouse as that of the Participant) under Section V.A. This lump sum death benefit shall be payable with 120 days after the Participant’s death. Actuarial equivalence in the preceding sentence shall be based on the discount rate and mortality assumptions used for financial reporting purposes with respect to U.S. retirement plans as set forth in the Company’s Annual Report on Form 10-K that most recently precedes the date of the lump sum payment.
SECTION VI
CHANGE OF CONTROL
Notwithstanding anything else contained in the Plan, in the event of a Change of Control, all accrual of benefits under this Plan shall cease and each Participant shall become fully vested in his accrued benefits as of the date of the Change of Control, even if he is not fully vested under the Retirement Plan. Whether a Change of Control has occurred shall be governed by Code Section 409A and the regulations and any guidance promulgated thereunder. Each Participant (whether or not the monthly payment of his accrued benefits under the Plan has commenced) shall receive a lump sum payment of the actuarial equivalent of his accrued benefits on the date of the Change of Control. Such lump sum shall be based on (1) an assumed commencement age of the later of age 65 or the Participant’s age on the date of the lump sum payment and (2) the discount rate and mortality assumptions used for financial reporting purposes with respect to U.S. retirement plans as set forth in the Company’s Annual Report on Form 10-K that most recently precedes the date of the lump sum payment.
SECTION VII
FORFEITURE OF BENEFITS
If any Participant entitled to a benefit under the Plan is discharged for cause, or enters into competition with the Company, or interferes with the relations between the Company and any customer, or engages in any activity that would result in any decrease of, or loss in, sales by the Company, the rights of such Participant to a benefit under the Plan, including the rights of a Surviving Spouse to a benefit, will be forfeited, unless the Committee determines that such activity is not detrimental to the best interests of the Company. However, if the individual ceases such activity and notifies the Committee of this action, then the Participant’s right to receive a benefit, and any right of a Surviving Spouse to a benefit, may be restored within 60 days of said notification, unless the Committee in its sole discretion determines that the prior activity has caused serious injury to the Company, which determination shall be final and conclusive.
SECTION VIII
ADMINISTRATION AND CLAIMS PROCEDURE
A.    The Committee shall construe, interpret and administer all provisions of the Plan and a decision of a majority of the members of the Committee shall govern.
B.    A decision of the Committee may be made by a written document signed by a majority of the members of the Committee or by a meeting of the Committee. The Committee may authorize any of its members to sign documents or papers on its behalf.
C.    The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective exercise of its duties, and may, to the extent not inconsistent herewith, delegate to such agents any powers and duties, both ministerial and discretionary, as the Committee may deem expedient and appropriate.
D.    No member of the Committee shall make any decision or take any action covering exclusively his own benefits under the Plan, but all such matters shall be decided by a majority of the remaining members of the Committee or, in the event of inability to obtain a majority, by the Board of Directors of the Company.

E.    A Participant who believes that he is being denied a benefit to which he is entitled (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee setting forth his claim. The request must be addressed to: Compensation Committee, Emerson Electric Co., 8000 West Florissant, St. Louis, Missouri 63136.
F.    Upon receipt of a claim the Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall in fact deliver such reply in writing within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Committee will adopt a written opinion using language calculated to be understood by the Claimant setting forth:
1.    the specific reason or reasons for denial,
2.    the specific references to pertinent Plan provisions on which the denial is based,
3.    a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary,
4.    appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and
5.    the time limits for requesting a review under Subsection G and for the review under Subsection H.
        G.    Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Chief Executive Officer of the Company review the determination of the Committee. Such request must be addressed to: Chief Executive Officer, Emerson Electric Co., 8000 West Florissant, St. Louis, Missouri 63136. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Chief Executive Officer. If the Claimant does not request a review of the Committee’s determination by the Chief Executive Officer within such sixty‑day period, he shall be barred and estopped from challenging the Committee’s determination.
H.    Within sixty days after the Chief Executive Officer’s receipt of a request for review, he will review the Committee’s determination. After considering all materials presented by the Claimant, the Chief Executive Officer will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent Plan provisions on which the decision is based. If special circumstances require that the sixty‑day time period be extended, the Chief Executive Officer will so notify the Claimant and will render the decision as soon as possible but not later than 120 days after receipt of the request for review.
SECTION IX
MISCELLANEOUS
A.    Plan Year. The Plan Year shall be the calendar year.
B.    Spendthrift. No Participant or beneficiary shall have the right to assign, transfer, encumber or otherwise subject to lien any of the benefits payable or to be payable under this Plan and any attempt to do so shall be null and void.
C.    Incapacity. If, in the opinion of the Committee, a person to whom a benefit is payable is unable to care for his affairs because of illness, accident or any other reason, any payment due the person, unless prior claim therefor shall have been made by a duly qualified guardian or other duly appointed and qualified representative of such person, may be paid to some member of the person’s family, or to some party who, in the opinion of the Committee, has incurred expense for such person. Any such payment shall be a payment for the account of such person and shall be a complete discharge of any liability.
D.    Employee Rights. The Employer, in adopting this Plan, shall not be held to create or vest in any Employee or any other person any benefits other than the benefits specifically provided herein, or to confer upon any Employee the right to remain in the service of the Employer.
E.    Service of Process and Plan Administrator.
1.    The Vice President‑Law of the Company shall be the agent for service of legal process.

2. The Company shall constitute the Plan Administrator.
F.    Unfunded Plan. The Plan shall be unfunded. All payments to a Participant under the Plan shall be made from the general assets of the Employer. The rights of any Participant to payment shall be those of an unsecured general creditor of the Company.
G.    Company Rights. The Company reserves the right to amend or terminate the Plan. Each Employer may terminate its participation in the Plan at any time. In the event the Plan is terminated, benefits shall become payable only to the extent permissible under the regulations promulgated by the Secretary of Treasury pursuant to Code Section 409A and in the manner set forth therein.
H.    No Guarantee of Tax Consequences. While the Company has established and maintains the Plan, the Company makes no representation, warranty, commitment or guarantee concerning the income or other tax consequences of participation in the Plan under federal, state or local law.
I.    Governing Law. The Plan shall be governed and construed according to the laws of the State of Missouri.
J.    Payment Date. In all cases in which amounts are payable upon a fixed date, payment is deemed to be made upon the fixed date if the payment is made on such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the specified date (provided the Participant is not permitted, directly or indirectly, to designate the taxable year of payment). In addition, a payment is treated as made upon the date specified under the Plan if the payment is made no earlier than 30 days before the designated payment date and the Participant is not permitted, directly or indirectly, to designate the taxable year of payment.

APPENDIX A
OPTIONAL FORMS OF LIFE ANNUITY

Life Annuity and 120 Months Certain
Joint and 50% Survivor Annuity
Joint and 66 2/3% Survivor Annuity
Joint and 75% Survivor Annuity
Joint and 100% Survivor Annuity

EMERSON ELECTRIC CO. PENSION RESTORATION PLAN
LUMP SUM DISTRIBUTION ELECTION

Name:     ____________________________________________        SSN: ___________________________

I hereby elect that my benefits under the Emerson Electric Co. Pension Restoration Plan (“Plan”), which accrued or became vested on or after January 1, 2005 (“2005 Plan Benefit”), be distributed in a lump sum rather than the Plan designated life annuity.

I understand that due to this election my 2005 Plan Benefit will not be payable to me until the five-year anniversary of the date my life annuity under the Plan would have otherwise commenced.

I understand that this election becomes irrevocable on the date submitted to the Company. However, if my retirement occurs within 12 months after submission of this lump sum distribution election to the Company, this election shall be void and my 2005 Plan Benefit will be distributed as an annuity in accordance with the Plan terms.

I understand that this election shall have no impact on Plan benefits, if any, which were accrued or vested prior to January 1, 2005.

I acknowledge that I have been advised to consult with my personal financial advisor or tax professional prior to making this election.

Signature: ___________________________________        Date: _________________________

Return completed form to:    Vice President - Executive Compensation
Emerson Electric Co.
8000 W. Florissant Avenue
St. Louis, MO 63136

EMERSON ELECTRIC CO. PENSION RESTORATION PLAN
LUMP SUM DISTRIBUTION ELECTION

Name: ____________________________________________ SSN: ___________________________

I hereby elect to receive any benefits that accrue under the Emerson Electric Co. Pension Restoration Plan (“Plan”) in a lump sum distribution rather than the Plan designated life annuity. I understand that this election becomes irrevocable on the date submitted to the Company.

I acknowledge that I have been advised to consult with my personal financial advisor or tax professional prior to making this election.

Signature: ___________________________________         Date: _________________________

Return completed form to:    Vice President - Executive Compensation
Emerson Electric Co.
8000 W. Florissant Avenue
St. Louis, MO 63136